Exhibit 99.1

Media RELEASE	November 11, 2008

PSIVIDA CORP. REPORTS RESULTS FOR THE

FIRST QUARTER ENDED SEPTEMBER 30, 2008

WATERTOWN, MA – November 11, 2008 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA, FF: PV3), a drug delivery company, today announced financial results for the first quarter ended September 30, 2008.

For the quarter ended September 30, 2008, the Company reported a consolidated net loss of $471,000, or $0.03 per share, compared to a consolidated net loss of $795,000, or $0.04 per share, for the quarter ended September 30, 2007. Revenues for the three months ended September 30, 2008 were $2.8 million compared to revenues of $103,000 for the comparable period of the prior fiscal year. Current quarter revenues were predominantly related to the Company’s March 2008 amended collaboration agreement with Alimera Sciences, Inc.

pSivida’s lead development stage product, Medidur™ FA, is in pivotal Phase III clinical trials for the treatment of diabetic macular edema (DME), a potentially blinding disease that affects over 1,000,000 people in the US. Medidur is a tiny injectable device that delivers the drug fluocinolone acetonide (FA), a corticosteroid, for up to three years after being injected into the vitreous of the eye. The Phase III clinical trials were fully enrolled over a year ago and filing for FDA approval is planned in early calendar 2010 with two year data.

“The data from the Phase III clinical trials will not be analyzed until there is two years of data from all patients, and the last patient is scheduled to have their two year follow-up visit in October 2009,” said Dr. Paul Ashton, Managing Director of pSivida Corp. “We also have a smaller PK study ongoing that is designed to provide information on the safety and efficacy of Medidur in the DME population. In interim readouts of data at three and six months, many patients showed a significant improvement in visual acuity. While early, these improvements are in line with what we had projected when designing the Phase III studies.”

The clinical trials and PK study are being conducted by our partner, Alimera Sciences, which will market Medidur FA under the name Iluvien™ if it is approved by the FDA. Currently there are no FDA approved drugs for the treatment of DME.

“With cash of approximately $11.0 million at September 30, 2008, no debt, our current collaboration and licensing agreements and an expected filing of the NDA for Iluvien in early 2010, we believe we can fund our operations as currently conducted without accessing the capital markets through to receipt of the $25m milestone payment that is due if Iluvien is approved by the FDA”, commented Dr. Ashton.

Released by:

pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com	US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1100 ext. 12 bjedynak@janispr.com

About pSivida Corp.

pSivida is a drug delivery company committed to the biomedical sector, with a primary focus on ophthalmology and oncology. pSivida has two products approved by the Food and Drug Administration (FDA): Retisert® for the treatment of uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida has one product in fully recruited Phase III clinical trials: Iluvien™, which delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME), formerly known as Medidur FA for DME. pSivida has licensed certain drug delivery technology to Alimera Sciences, Inc. for the development of Iluvien and certain other ophthalmic products. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products.

pSivida owns the rights to develop and commercialize a modified form of silicon known as BioSilicon™, which has potential therapeutic applications. The most advanced BioSilicon product candidate, BrachySil™, delivers a therapeutic P32, a radioactive form of phosphorus used to treat cancer, directly to solid tumors. pSivida recently completed an initial safety and efficacy clinical trial of BrachySil for the treatment of pancreatic cancer and has commenced a dose-ranging clinical trial.

pSivida’s intellectual property portfolio consists of 64 patent families, 122 granted patents, including patents accepted for issuance, and 282 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: insufficient funding as a result of termination by our current partners of their licensing and collaboration agreements or their failure to make payments under those agreements or failure of Iluvien to receive FDA approval on schedule, or at all, or failure of Iluvien to generate profit on its commercial sales or insufficient levels of Retisert royalties; inability to raise capital; continued losses and lack of profitability; inability to pay any registration penalties; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; competition; risks and costs of international business operations; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; impairment of intangibles; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended
	September 30,
	2008	2007
Revenues:
Collaborative research and development	$2,765	$89
Royalty income	41	14

Total revenues	2,806	103

Operating expenses:
Research and development	2,228	3,471
General and administrative	2,957	1,845

Total operating expenses	5,185	5,316

Loss from operations	(2,379)	(5,213)

Other income (expense):
Change in fair value of derivatives	1,330	4,193
Interest income	78	226
Interest expense	—	(150)
Other income (loss), net	15	(59)

Total other income	1,423	4,210

Loss before income taxes	(956)	(1,003)
Income tax benefit	485	208

Net loss	$(471)	$(795)

Basic and diluted net loss per share:	$(0.03)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	18,262	17,890

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30,	June 30,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$10,982	$15,609
Other current assets	2,199	2,081

Total current assets	13,181	17,690
Intangible assets, net	33,507	36,802
Other assets	473	1,292

Total assets	$47,161	$55,784

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,203	$4,870
Deferred revenue	10,747	10,476
Derivative liabilities	600	1,930

Total current liabilities	13,550	17,276
Deferred revenue and other	5,971	8,114
Deferred tax liabilities	316	316

Total liabilities	19,837	25,706

Stockholders’ equity:
Capital	247,740	247,646
Accumulated deficit	(225,008)	(224,537)
Accumulated other comprehensive income	4,592	6,969

Total stockholders’ equity	27,324	30,078

Total liabilities and stockholders’ equity	$47,161	$55,784